EXHIBIT 10.53
Intēgis, Inc.
WaterTower Plaza • 25200 Chagrin Boulevard • Suite 250 • Cleveland, Ohio 44122
Phone: (216) 896-1010 • Fax: (216) 896-1011
March 5, 2006
CONFIDENTIAL
Mr. Craig A. Davis
Chairman & Chief Executive Officer
Century Aluminum Company
2511 Garden Road, Building A, Suite 200
Monterey, CA 93940
Dear Craig:
I am pleased to respond to your request to memorialize our arrangement with Century regarding executive search services and assisting Century in identifying and selecting senior management executives.
As you know, we work on a retainer of one-third of the estimated first year’s cash compensation plus direct expenses such as phone, travel, research, etc. We do not charge for allocable expenses. Accordingly, our fees for each project will be invoiced over three months. At the end of the project, we will adjust the fees to reflect the then best estimate of the annual compensation including base and estimated bonuses and will send a final reconciliation. Should the search be terminated prior to the third invoice, only the pro rata portion of the fee and incurred expenses will be charged. Payment of our fee is not contingent upon an individual being hired. Additional hires as a result of any single project will be invoiced at 25% of the first year’s estimated cash compensation. Should the individual selected leave the position within 12 months for reasons other than an act of nature, we will agree to redo the search for expenses only.
Craig, I look forward to continuing working with you on these projects.
Best regards,

Stuart M. Schreiber
Managing Director
SMS:klc
Cleveland/London/New York